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[LETTERHEAD]

               News Release


               Media Contacts:                   Analyst Contacts:
               ---------------                   -----------------
               Phillip Giaramita                 Carol Tutundgy
               (914) 397-1665                    (914) 397-1632
               Molly Sullivan                    Maryanne Rupy
               (914) 397-1652                    (914) 397-1626
                                                 Brian Turcotte
                                                 (914) 397-1623

         INTERNATIONAL PAPER JOINT VENTURE WILL ADD TO INDUSTRIAL
               PACKAGING SECTOR'S GLOBAL MARKETING PRESENCE



January 13, 1998

PURCHASE, N.Y. -- International Paper and H.O. Sabanci Holding A.S., based in Istanbul, Turkey, announced today that they have signed a memorandum of understanding regarding the purchase by International Paper of one-half of the outstanding shares of Olmuksa Oluklu Mukavva Sanayi ve Ticaret A.S., known as Olmuksa, currently owned by Sabanci Holding and its affiliates. The parties expect to complete the transaction by the end of February.

     Olmuksa, one of the oldest publicly traded companies in Turkey, is engaged in the manufacture of containerboard and corrugated boxes through one paper mill and three corrugated container plants in Turkey. Sales in local and export markets in 1997 totaled approximately $60 million.

     Olmuksa will operate in the future as a joint venture company, with International Paper and Sabanci Holding each holding a 42-percent interest. The combined 84-percent stake represents all of the shares of Olmuksa, which are not publicly traded.


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     Sabanci Holding is one of the two largest industrial and financial conglomerates in Turkey. It is the leader in many business segments in Turkey, with more than 50 affiliated companies and over 27,000 employees. Total combined revenues for 1997 amounted to approximately $8.5 billion. Sabanci Holding has grown through the expansion of existing core businesses and through the formation of 17 joint ventures, each with world leaders in their fields.

     International Paper, in its 100th year of operation, is a worldwide producer of printing papers, packaging and forest products. The company also operates specialty businesses in global markets as well as a broadly-based distribution network. Headquartered in Purchase, N.Y., the company has operations in 31 countries, employs more than 80,000 people and exports its products to more than 130 nations.


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